Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-232941 on Form S-3 and Registration Statement Nos. 333-101295, 333-104385, 333-121082, 333-123059, 333-130844, 333-130845, 333-130847, 333-150976, 333-161468, 333-174416, 333-174417, 333-179638, 333-183008, 333-193903, 333-210085, 333-212716, 333-224455, 333-224456, 333-232416, 333-239814 and 333-253621 on Form S-8 of our report dated February 2, 2022, relating to the financial statements of Comcast Corporation and the effectiveness of Comcast Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
February 2, 2022